SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

HCI GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 28, 2022, we filed a Definitive Proxy Statement on Schedule 14A. These materials supplement and provide additional information to the information contained in that proxy statement.

Board Meetings

All but one of our incumbent directors attended at least 90% of our 21 Board meetings. A majority of our directors attended 100% of our Board meetings. Director Eric Hoffman attended less than 75% of the Board meetings and applicable committee meetings. After being appointed to the Board in February 2021, Mr. Hoffman attended 11 of 16 meetings. Of the five meetings he did not attend, he was excluded from two meetings where matters involving Centerbridge Partners, L.P. were discussed. Mr. Hoffman was appointed to the Board pursuant to a 2021 agreement with Centerbridge, by which Centerbridge made a large investment in our subsidiary, TypTap Insurance Group, Inc. Taking into consideration meetings where Mr. Hoffman was excluded, Mr. Hoffman’s attendance was 11 out of 14 meetings or 78%.

Governance and Nominating Committee

During 2021, because of a large outside investment in our subsidiary, TypTap Insurance Group, Inc., and an anticipated initial public offering by TypTap, we made substantial changes to our corporate structure and Board composition. We added four new Board members and two members left our Board to focus on the TypTap board of directors. Consequently, during 2021, the Board determined that matters normally addressed by the Governance and Nominating Committee were more appropriate for discussion by the full Board.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on June 2, 2022

This Proxy Statement and the 2021 Annual Report to Shareholders are available at

http://www.hcigroup.com/2022proxymaterials/